Exhibit 99.2

GUITAR CENTER, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$14,529	$60,453
Investments in marketable securities	—	3,810
Accounts receivable, net	40,844	27,627
Merchandise inventories	445,771	314,961
Prepaid expenses and deposits	15,533	13,367
Deferred income taxes	13,492	5,552
Total current assets	530,169	425,770

Property and equipment, net	149,209	97,349
Investments in marketable securities	—	16,997
Goodwill	85,929	26,474
Deposits and other assets, net	14,883	8,003
	$780,190	$574,593

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$79,497	$49,771
Accrued expenses and other current liabilities	106,181	83,606
Merchandise advances	25,127	22,534
Revolving line of credit	32,266	—
Total current liabilities	243,071	155,911

Other long-term liabilities	11,995	6,943
Deferred income taxes	20,307	5,057
Long-term debt	100,000	100,000
Total liabilities	375,373	267,911

Stockholders’ equity:
Preferred stock; 5,000 authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 55,000 shares, issued and outstanding 26,092 at December 31, 2005 and 25,359 at December 31, 2004	261	254
Additional paid in capital	326,755	305,305
Retained earnings	77,801	1,123
Stockholders’ equity	404,817	306,682
	$780,190	$574,593

Guitar Center, Inc. and subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31,
	2005	2004

Net sales	$562,756	$468,938
Cost of goods sold, buying and occupancy	392,684	330,502
Gross profit	170,072	138,436

Selling, general and administrative expenses	113,114	93,439
Operating income	56,958	44,997

Interest expense, net	2,528	1,308

Income before income taxes	54,430	43,689

Income taxes	20,956	16,599

Net income	$33,474	$27,090

Net income per share
Basic	$1.29	$1.07
Diluted	$1.14	$0.95

Weighted average shares outstanding
Basic	26,034	25,326
Diluted	29,876	29,400

	Year Ended December 31,
	2005	2004

Net sales	$1,782,499	$1,513,172
Cost of goods sold, buying and occupancy	1,262,097	1,087,899
Gross profit	520,402	425,273

Selling, general and administrative expenses	388,380	317,585
Operating income	132,022	107,688

Interest expense, net	7,339	5,390

Income before income taxes	124,683	102,298

Income taxes	48,005	38,873

Net income	$76,678	$63,425

Net income per share
Basic	$2.96	$2.55
Diluted	$2.67	$2.29

Weighted average shares outstanding
Basic	25,873	24,856
Diluted	29,846	28,976